Exhibit 99.1

For Immediate Release

Del Taco Restaurants, Inc. Reports Preliminary Unaudited
Fiscal Second Quarter 2020 Sales Results
Provides Liquidity Update

Lake Forest, CA. June 24, 2020 – Del Taco Restaurants, Inc. (“Del Taco” or the “Company”), (NASDAQ: TACO), the second largest Mexican-American quick service restaurant chain by units in the United States, today reported preliminary unaudited sales results for the 12-week period ending June 16, 2020 and provided a liquidity update.

John D. Cappasola, Jr., President and Chief Executive Officer of Del Taco, commented, “We are pleased that our system demonstrated sequential improvement in comparable restaurant sales trends throughout the second fiscal quarter, which we will look to build upon in the weeks and months ahead. This sales momentum helped enhance our liquidity as we recently reduced our outstanding revolving credit facility borrowing to $145 million, consistent with the balance at the end of fiscal year 2019. Notably, our franchised restaurants across a broad 14-state footprint achieved positive comparable restaurant sales growth during the last five weeks of the quarter, representing a more than 30% swing compared to the first three weeks of the fiscal quarter.”

Cappasola concluded, “We have leveraged our QSR+ strengths during the pandemic through our no contact or limited contact channels, lack of reliance upon dining rooms, and of course, Del Taco’s strong heritage of great value and variety. Our team members and franchise partners have done an incredible job rising to unique challenges and, looking ahead, we believe Del Taco is well positioned to accelerate performance.”

Fiscal Second Quarter 2020 Comparable Restaurant Sales

	Twelve weeks ended June 16, 2020	Four weeks ended April 21, 2020	Four weeks ended May 19, 2020	Four weeks ended June 16, 2020
Company-operated	-12.6%	-23.9%	-10.4%	-3.7%
Franchised	-7.2%	-22.7%	-2.9%	3.5%
System-wide	-10.1%	-23.4%	-6.9%	-0.3%

The results in the table above are compared to the comparable prior year period.

Other Fiscal Second Quarter 2020 Sales Highlights

•Total revenue of $104.5 million, representing a 14.0% decline from the fiscal second quarter 2019;
•Company-operated restaurant sales of $95.2 million, representing a 15.2% decline from the fiscal second quarter 2019; and
•At the end of the fiscal second quarter there was one franchise restaurant temporarily closed.

The expected sales results are preliminary and unaudited, have not been reviewed by our independent registered public accountants, and remain subject to the completion of normal quarter-end accounting procedures and adjustments and are subject to change.

Cash and Liquidity

During the fiscal second quarter the Company reduced its outstanding revolving credit facility borrowing down to $145 million, consistent with the balance at the end of fiscal year 2019, and the Company currently has over $6 million in cash on hand. The remaining availability under the revolving credit facility is currently $87.7 million.

Key Financial Definitions

Comparable restaurant sales growth reflects the change in year-over-year sales for the comparable company, franchise and total system restaurant base. Restaurants are included in the comparable store base in the accounting period following its 18th full month of operations and excludes restaurant closures.

About Del Taco Restaurants, Inc.

Del Taco (NASDAQ: TACO) offers a unique variety of both Mexican and American favorites such as burritos and fries, prepared fresh in every restaurant's working kitchen with the value and convenience of a drive-thru. Del Taco's menu items taste better because they are made with quality ingredients like fresh grilled chicken and carne asada steak, hand-sliced avocado, hand-grated cheddar cheese, slow-cooked beans made from scratch, and creamy Queso Blanco. The brand's campaign further communicates Del Taco's commitment to providing guests with the best quality and value for their money through cooking, chopping, shredding and grilling menu items from scratch. Founded in 1964, today Del Taco serves more than three million guests each week at its approximately 600 restaurants across 15 states. For more information, visit www.deltaco.com.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, information concerning Del Taco’s possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on Del Taco’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “target,” “may,” “will,” “should,” “future,” “propose,” “preliminary,” “guidance,” “on track” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Del Taco’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the impact of the COVID-19 pandemic, consumer demand, our inability to successfully open company-operated or franchised restaurants or establish new markets, competition in our markets, our inability to grow and manage growth profitably, adverse changes in food and supply costs, our inability to access additional capital, changes in applicable laws or regulations (including minimum wage regulations), food safety and foodborne illness concerns, our inability to manage existing and to obtain additional franchisees, our inability to successfully execute our portfolio optimization strategy, our inability to attract and retain qualified personnel, our inability to profitably expand into new markets, changes in, or the discontinuation of, the Company’s repurchase program, and the possibility that we may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in Del Taco’s reports filed with the SEC, including under Part I. Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2019 and Part II., Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the period ended March 24, 2020, and available at the SEC’s website at www.sec.gov and the Company’s website at www.deltaco.com.

Forward-looking statements included in this release speak only as of the date of this release. Del Taco undertakes no obligation to update its forward-looking statements to reflect events or circumstances after the date of this release or otherwise.

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Investor Relations Contact:
Raphael Gross
(203) 682-8253
investor@deltaco.com
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